Exhibit 99.1

For Immediate Release

World Energy Solutions Enters into New Strategic Banking

Relationship with Commerce Bank

Signs New Term Loan and Line-of-Credit Agreement at Favorable Terms

WORCESTER, MA – January 6, 2014 – World Energy Solutions, Inc. (NASDAQ: XWES), a leading energy management services firm, today announced it has established a new strategic banking relationship with Commerce Bank, a Worcester-based financial institution.

Under a new $8.5 million credit facility, World Energy has entered into a $6 million, 60-month term loan and $2.5 million line-of-credit effective December 30, 2013. This facility replaces the Company’s prior $9 million facility with Silicon Valley Bank (SVB). The new term loan bears interest at 6% (prime + 2.75%) and is interest only for the first six months. The line-of-credit bears interest at 5% (prime + 1.75%) and is a three-year committed facility. The rates for both the new term loan and line-of-credit can be further reduced by up to 0.5% if certain EBITDA performance criteria are met on a six-month rolling average.

“We are pleased to be entering into a strategic banking relationship with Commerce Bank, a well-regarded local institution,” said Jim Parslow, Chief Financial Officer of World Energy Solutions. “Our line-of-credit was up for renewal in early 2014, and we took the opportunity to talk with several banks that expressed interest in our business. Commerce Bank came through with a very competitive offer, giving us substantially better terms, expanding our financial flexibility and reducing our interest rate on the term note by 1.75%.”

Added Phil Adams, CEO: “World Energy is proud to be a Worcester company. We were founded here and have deepened our commitment to the City and region over the last decade by reliably serving its businesses and institutions, hiring locally, dedicating our charitable efforts to area causes, and signing a 10-year lease for our 100 Front Street headquarters. Teaming with Commerce Bank, a local institution that has been a fixture of the Worcester landscape since 1955, is a great move for us, and we are looking forward to working with them as we continue to execute our growth strategy.”

About Commerce Bank

Commerce Bank is a full-service, FDIC-insured, state-chartered financial institution. Founded in 1955 and headquartered in Worcester, Massachusetts, the Bank offers a comprehensive array of innovative financial solutions including commercial and consumer loans as well as deposit, savings and retirement accounts. These services are available through the Bank’s 16 convenient offices located throughout Central Massachusetts and in Boston. As of December 31, 2012, Commerce Bank had $1.7 billion in assets. For more information, visit www.BankAtCommerce.com.

About World Energy Solutions, Inc.

World Energy Solutions, Inc. (NASDAQ: XWES) is an energy management services firm that brings together the passion, processes and technologies to take the complexity out of energy management and turn it into bottom-line impact for the businesses, institutions and governments we serve. To date, the Company has transacted more than $40 billion in energy, demand response and environmental commodities on behalf of its customers, creating more than $2 billion in value for them. World Energy is also a leader in the global carbon market, where its World Energy Exchange® supports the Regional Greenhouse Gas Initiative (RGGI), the first mandatory market-based regulatory program in the U.S. to reduce greenhouse gas emissions. For more information, please visit www.worldenergy.com.

This press release contains forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company has based these forward-looking statements on its current expectations and projections about future events, including without limitation, its expectations of backlog and energy prices. Although the Company believes that the expectations underlying any of its forward-looking statements are reasonable, these expectations may prove to be incorrect and all of these statements are subject to risks and uncertainties. Should one or more of these risks and uncertainties materialize, or should underlying assumptions, projections or expectations prove incorrect, actual results, performance or financial condition may vary materially and adversely from those anticipated, estimated or expected. Such risks and uncertainties include, but are not limited to the following: the Company’s revenue and backlog are dependent on actual future energy purchases pursuant to completed procurements; the demand for the Company’s services is affected by changes in regulated prices or cyclicality or volatility in competitive market prices for energy; the potential impact on the Company’s historical and prospective financial results of a change in accounting policy may negatively impact its stock price; and other factors outside the Company’s control that affect transaction volume in the electricity market. Additional risk factors are identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and subsequent reports filed with the Securities and Exchange Commission. The forward-looking statements made in this press release are made as at the date hereof. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, other than as required by securities laws.

For additional information, contact:

Jim Parslow World Energy Solutions 508-459-8100 jparslow@worldenergy.com	Dan Mees World Energy Solutions 508-459-8156 dmees@worldenergy.com